Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Ultra Clean Holdings, Inc. of our report dated February 23, 2021, relating to the consolidated financial statements of Ultra Clean Holdings, Inc. and the effectiveness of internal control over financial reporting of Ultra Clean Holdings, Inc., included in the Annual Report on Form 10-K of Ultra Clean Holdings, Inc. for the year ended December 25, 2020, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus that is made part of the Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

April 5, 2021